SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G (Rule 13d-102)	Estimated average burden hours per response. . 11

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Corning Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

219350105

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership, U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) OO; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) IN; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Aragon Investments, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Jackson Investment Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Trading Group L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Edison Fund L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization a Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Edison Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization a Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Edison Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization a Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wolfe Trading II L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization a Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 219350105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Saragossa Trading LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization a Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power
$3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253 shares of Common Stock)

Call Options to purchase 160,000 shares of Common Stock

132,371 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.

Percent of Class Represented by Amount in Row (9)
Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in Row 6 above.)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 219350105
Item 1.
(a)	Name of Issuer CORNING INCORPORATED
(b)	Address of Issuer's Principal Executive Offices One Riverfront Plaza Corning, New York 14831

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship

Citadel Limited Partnership

225 W. Washington

9th Floor

Chicago, Illinois 60606

Illinois limited partnership

GLB Partners, L.P.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Delaware limited partnership

Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Delaware limited liability company

Kenneth Griffin

225 W. Washington

9th Floor

Chicago, Illinois 60606

U.S. Citizen

Citadel Wellington Partners L.P.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Illinois limited partnership

CUSIP No.  219350105

Citadel Equity Fund Ltd.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Bermuda company

Citadel Kensington Global Strategies Fund Ltd.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Bermuda company

Aragon Investments, Ltd.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Bermuda company

Citadel Jackson Investment Fund Ltd.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Cayman Islands company

Citadel Trading Group L.L.C.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Delaware limited liability company

Citadel Edison Fund L.P.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Delaware limited partnership

CUSIP No.  219350105

Citadel Edison Fund Ltd.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Cayman Islands company

Citadel Edison Investments Ltd.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Cayman Islands Company

Wolfe Trading II L.L.C.

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Delaware limited liability company

Saragossa Trading LLC

c/o Citadel Investment Group, L.L.C.

225 W. Washington

9th Floor

Chicago, Illinois 60606

Delaware limited liability company

	(d)	Title of Class of Securities Common Stock, par value $0.50 per share
	(e)	CUSIP Number 219350105.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

CUSIP No.  219350105

(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

Item 4.	Ownership

CITADEL LIMITED PARTNERSHIP

GLB PARTNERS, L.P.

CITADEL INVESTMENT GROUP, L.L.C.

KENNETH GRIFFIN

CITADEL WELLINGTON PARTNERS L.P.

CITADEL EQUITY FUND LTD.

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

ARAGON INVESTMENTS, LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

CITADEL TRADING GROUP L.L.C.

CITADEL EDISON FUND L.P.

CITADEL EDISON FUND LTD.

CITADEL EDISON INVESTMENTS LTD.

WOLFE TRADING II L.L.C.

SARAGOSSA TRADING LLC

CUSIP No.  219350105

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:    $3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,253  shares of Common Stock) (1)

Call Options to purchase 160,000 shares of Common Stock (1)

132,371 shares of Common Stock

(b)

Percent of class:    Approximately 0.1% as of December 31, 2002.  (Based on 1,147,999,772 shares of Common Stock issued and outstanding as of September 30, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures referred to in item (a) above.)

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote See item (a) above.
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

(1) The securities reported herein include (i) 132,371 shares of Common Stock, (ii) 346,253 shares of Common Stock that the Reporting Persons may acquire in the future through the conversion of $3,350,000 in principal amount of the Company’s 3.5% Convertible Debentures due November 1, 2008, which may be converted by the Reporting Persons, at any time prior to maturity, into shares of the Company’s Common Stock and (iii) 160,000 shares of Common Stock that the Reporting Persons may acquire in the future through the exercise of exchange traded call options.  The current conversion rate for the 3.5% Convertible Debentures is 103.3592 shares of Common Stock for each $1,000 in principal amount.

CUSIP No.  219350105

Item 5.	Ownership of Five Percent or Less of a Class

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following      [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  219350105

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 12th day of February, 2003

/s/ Kenneth Griffin
Kenneth Griffin

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Kenneth Griffin
	its General Partner		Kenneth Griffin, President

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Kenneth Griffin	By:	Citadel Limited Partnership, its Portfolio Manager
Kenneth Griffin, President
GLB PARTNERS, L.P.		By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.		CITADEL EDISON INVESTMENTS LTD.

By:	Citadel Limited Partnership, its Portfolio Manager	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP No.  219350105

ARAGON INVESTMENTS, LTD.		CITADEL EDISON FUND LTD.

By:	Citadel Limited Partnership, its Portfolio Manager	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL WELLINGTON PARTNERS L.P.		CITADEL TRADING GROUP L.L.C.

By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL EDISON FUND L.P.		CITADEL JACKSON INVESTMENT FUND LTD.

By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP No.  219350105

WOLFE TRADING II L.L.C.

By:	/s/ Kenneth Griffin
Kenneth Griffin, Member

SARAGOSSA TRADING LLC

By:	/s/ Kenneth Griffin
Kenneth Griffin, President